Exhibit 99.1
General Moly Files Chapter 11 to Pursue Financial and Operational Reorganization; Several Directors Resign Their Positions and Interim CEO Named;
Toronto Stock Exchange Suspends Listing of Common Stock Pending Delisting Review

LAKEWOOD, COLORADO, November 18, 2020 – General Moly, Inc. (the “Company”) (TSX: GMO), the only western-exchange listed, pure-play molybdenum mineral development company, today announced that the Company and its U.S. subsidiaries filed for voluntary protection under Chapter 11 (“Chapter 11”) of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Colorado (the “Bankruptcy Court”) to pursue a financial and operational reorganization designed to allow the Company to reduce its outstanding liabilities and strengthen its overall financial position while best positioning the business for long-term success under new ownership. In connection with the filing, the Company has executed a Restructuring Support Agreement with creditors representing more than two-thirds of its outstanding debt and other parties in interest, which contemplates agreed-upon terms for a pre-arranged financial restructuring plan.

To enable the Company to continue operations during the reorganization process, the Company received commitments for $1.4 million in debtor-in-possession (“DIP”) financing, with funding based on specified milestones. The DIP facility will be used to fund working capital and general corporate requirements of the Company (including ongoing operations, legal fees, accounting/reporting costs and D&O insurance), bankruptcy-related costs and expenses (including interest, fees, and expenses), payments under the Chapter 11 plan of reorganization and other amounts required in connection with the reorganization.

In conjunction with the Chapter 11 filing, the Company will file a number of customary motions with the Bankruptcy Court. These motions will allow the Company to continue to operate in the normal course of business without interruption or disruption to its relationships with its stakeholders. The Company expects to receive Bankruptcy Court approval for these requests.

In addition, the Company announced that Bruce D. Hansen, its Chief Executive Officer and Chief Financial Officer and a director of the Company, and directors Mark A. Lettes and Gary A. Loving have resigned from their positions as directors of the Company, effective upon the Chapter 11 filing. Thomas M. Kim of r2 Advisors, LLC, the Company’s Chief Restructuring Officer, was also named as Interim CEO, effective upon the Chapter 11 filing. Mr. Hansen and Robert I. Pennington will be separated from their positions as Chief Executive Officer/Chief Financial Officer and Chief Operating Officer, respectively, of the Company, in each case effective upon the Chapter 11 filing.

The Company also received a letter from the Toronto Stock Exchange (the “TSX”) on November 17, 2020, indicating that trading of the Company’s common stock on the TSX had been suspended pending a review of the eligibility for continued listing of the Company’s common stock. The TSX’s Continued Listing Committee will meet on November 26, 2020 to consider whether or not to delist the Company’s common stock pursuant to the TSX’s delisting criteria relating to insolvency or bankruptcy proceedings (Section 708) and financial condition and/or operating results (Sections 709 and 710(a)(i)).

The OTC Pink Open Market also halted trading in the Company’s common stock on November 17, 2020.

Additional Information

Court filings and other documents related to the court-supervised process are available at https://cases.stretto.com/generalmoly, or by calling the Company’s claims agent, Stretto, at (855) 435-7795 (toll-free) or (949) 358-6802 (international) or by sending an email to TeamGeneralMoly@stretto.com.

Markus Williams Young & Hunsicker LLC is serving as legal advisor, XMS Capital Partners, Headwall Partners and Odinbrook Global Advisors are serving as financial advisors, and r2 Advisors LLC is serving as restructuring advisor to the Company.

About General Moly

General Moly is a U.S.-based, molybdenum mineral exploration and development company listed on the Toronto Stock Exchange under the symbol GMO. The Company’s primary asset, an 80% interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. General Moly’s goal is to become the largest primary molybdenum producer in the world.

Molybdenum is a metallic element used primarily as an alloy agent in steel manufacturing.  When added to steel, molybdenum enhances steel strength, resistance to corrosion and extreme temperature performance. In the chemical and petrochemical industries, molybdenum is used in catalysts, especially for cleaner burning fuels by removing sulfur from liquid fuels, and in corrosion inhibitors, high performance lubricants and polymers.

Contact:
Scott Roswell
(303) 928-8591

info@generalmoly.com
Website: www.generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to the Company’s ability to successfully complete a reorganization process under Chapter 11, including: consummation of the financial restructuring; potential adverse effects of the Chapter 11 filing on the any additional strategies the Company may employ to address its liquidity and capital resources; the Company’s ability to obtain timely approval by the bankruptcy court with respect to the motions filed in the Chapter 11 case; objections to the Company’s financial restructuring, DIP financing, or other pleadings filed that could protract the reorganization process; employee attrition and the Company’s ability to retain senior management and other key personnel due to the distractions and uncertainties; the Company’s ability to comply with the restrictions imposed by the terms and conditions of the DIP financing and other financing arrangements; the Company’s ability to maintain relationships with employees and other third parties and regulatory authorities as a result of the Chapter 11 filing; the effects of the Chapter 11 filing on the Company and on the interests of various constituents, including holders of the Company’s common stock; the bankruptcy court’s rulings in the Chapter 11 case, including the approvals of the terms and conditions of the financial restructuring and the DIP financing, and the outcome of the Chapter 11 case generally; the length of time that the Company will operate under Chapter 11 protection and the continued availability of operating capital during the pendency of the Chapter 11 case; risks associated with third party motions in the Chapter 11 case, which may interfere with the Company’s ability to consummate the financial and organizational restructuring or an alternative restructuring; increased administrative and legal costs related to the Chapter 11 process; potential delays in the Chapter 11 process due to the effects of the COVID-19 virus; and other litigation and inherent risks involved in a bankruptcy process.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company's previous quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.